EXHIBIT 21

SUBSIDIARIES OF MTI TECHNOLOGY CORPORATION

JURISDICTION OF
SUBSIDIARY	INCORPORATION

MTI Technology GMBH	Germany
MTI Technology Limited	Scotland
MTI France SA	France
MTI Technology Ireland Ltd.	Ireland
MTI Technology BV	Holland
MTI Technology Limited	Ireland
MTI Technology BV-Irish Branch	Ireland

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